UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     November 1, 2007

BOSTON SCIENTIFIC CORPORATION
(Exact name of registrant as specified in charter)

DELAWARE	1-11083	04-2695240
(State or other	(Commission	(IRS employer
jurisdiction of	file number)	identification no.)
incorporation)

One Boston Scientific Place, Natick, Massachusetts	01760-1537
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (508) 650-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

(a)
Effective November 1, 2007, we approved the Boston Scientific Corporation Severance Pay and Layoff Notification Plan, as amended and restated (the Plan). The purpose of the Plan is to provide notice and an opportunity to receive severance benefits to eligible United States employees who lose their positions with the Company involuntarily under certain circumstances. The severance benefits for eligible employees, including eligible executive officers, generally include severance pay, outplacement services, and continuation of health coverage and life insurance for a specified period of time following termination, subject to the receipt of a release of claims. A copy of the Plan is filed as Exhibit 10.1.

(b)
On November 5, 2007, we announced the signing of a definitive agreement for the sale of our Cardiac Surgery and Vascular Surgery businesses to the Getinge Group, a global provider of healthcare equipment and systems.   The transaction will be for a cash price of $750 million and is expected to close within the following 45 to 90 days, subject to regulatory approvals and customary conditions. The press release announcing the sale is filed as Exhibit 99.1.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description

10.1	Boston Scientific Corporation Severance Pay and Layoff Notification Plan.

99.1	Press release issued by Boston Scientific Corporation dated November 5, 2007.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

Date: November 6, 2007	By:	/s/ Lawrence J. Knopf
Lawrence J. Knopf
Senior Vice President and Deputy General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Boston Scientific Corporation Severance Pay and Layoff Notification Plan.

99.1	Press release issued by Boston Scientific Corporation dated November 5, 2007.